UNITED STATES
			SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

				 SCHEDULE 13G
		     Under the Securities Exchange Act of 1934
			   (Amendment No. ___________)*




			  PHOTOELECTRON CORP
             .......................................................
                              (Name of Issuer)


                               COMMON SHARES
             .......................................................
                        (Title of Class of Securities)


				719320103
	     .......................................................
                              (CUSIP Number)

				04/05/02
             .......................................................
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 		719320103
	    .......................................


1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      Generic Trading of Philadelphia, LLC/IRS #133963802
........................................................................


2.    Check the Appropriate Box if a Member of a Group (See Instructions)


(a) ...................................................................


(b) ...................................................................


3.    SEC Use Only ......................................................


4.    Citizenship or Place of Organization      Delaware
........................................................................


Number of
Shares
Beneficially
Owned by
Each Reporting
Person With

5.    Sole Voting Power        526300
.....................................................................



6.    Shared Voting Power
.....................................................................


7.    Sole Dispositive Power
.....................................................................



8.    Shared Dispositive Power
.....................................................................


9.    Aggregate Amount Beneficially Owned by Each Reporting Person
.....................................................................


10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
.....................................................................


11.   Percent of Class Represented by Amount in Row (9)


12.   Type of Reporting Person (See Instructions)

.....................................................................
    BD
.....................................................................

.....................................................................

.....................................................................

.....................................................................

.....................................................................





Item 1.
	  (a)  Name of Issuer
     	       Photoelectron Corporation

	  (b)  Address of Issuer's Principal Executive Offices
               3033 South Parker Road, Suite 120
	       Aurora, Colorado 80014

Item 2.
	  (a)  Name of Person Filing
               Generic Trading of Philadelphia, LLC

	  (b) Address of Principal Business Office or, if none, Residence 1270 Ave. of the Americas, NY, NY 10020

	  (c)  Citizenship
               U.S.

	  (d)  Title of Class of Securities
               Common

	  (e)  CUSIP Number
               719320103

Item 3. If this statement is filed pursuant to Sect. 240.13d-1(b) or 240.13d-2(b)or (c), check whether the person filing is a:

	  (a) [X] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	  (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

	  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	  (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

	  (e) [ ] An investment adviser in accordance with Sect.240.13d-1(b)(1)(ii)(E);

	  (f) [ ] An employee benefit plan or endowment fund in accordance with Sect. 240.13d-1(b)(1)(ii)(F);

	  (g) [ ] A parent holding company or control person in accordance with Sect. 240.13d-1(b)(1)(ii)(G);

	  (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  [ ]  Group, in accordance with Sect. 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

(a)      Amount beneficially owned:  526300.

(b)      Percent of class:  5.29%.

(c)      Number of shares as to which the person has:


	   (i)   Sole power to vote or to direct the vote: 526300.


          (ii)   Shared power to vote or to direct the vote  ...


         (iii)   Sole power to dispose or to direct the disposition of  ...


          (iv)   Shared power to dispose or to direct the disposition of  ...

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Sect. 240.13d3(d)(1).

Item 5.   Ownership of Five Percent or Less of a Class

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

	  Not Applicable

Item 8.   Identification and Classification of Members of the Group

	  Not Applicable

Item 9.   Notice of Dissolution of Group

	  Not Applicable

Item 10.  Certification

	  Not Applicable






SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


05/04/02
..........................
Date

Ron Shear
..........................
Signature

Ron Shear/President
..........................
Name/Title